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                                                                      (m)(1)(ii)

(ING FUNDS LOGO)

January 2, 2007

ING Mayflower Trust
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258-2034

Ladies and Gentlemen:

     ING Funds Distributor, LLC (the "Distributor") has reviewed payments made under the plan adopted under Rule 12b-1 under the Investment Company Act of 1940 (the "12b-1 Plan") for the Class C and Class Q shares of ING International Value Fund, a series of ING Mayflower Trust (the "Fund"). We have determined that, during the fiscal year ended December 31, 2007, the amounts paid under the 12b-1 Plan are expected to exceed relevant allocated reimbursable expenses ("Reimbursable Expenses") incurred by the Fund's Class C and Class Q shares in amounts that exceed $25,000 for each Class. Management therefore proposes instituting a partial waiver of the payments under the 12b-1 Plan, effective January 1, 2007, so that payments made under the 12b-1 Plan will not exceed Reimbursable Expenses in amounts that exceed $25,000 for each of the Fund's Class C and Class Q shares.

     By our execution of this letter agreement, intending to be legally bound hereby, the Distributor agrees to reimburse, from January 1, 2007 through December 31, 2007, all or a portion of its service and/or distribution fee in amounts necessary so that, after such reimbursements, the amount received under the 12b-1 Plan does not exceed Reimbursable Expenses by more than $25,000 for the Class C and Class Q shares of ING International Value Fund, respectively. If Reimbursable Expenses allocated to either the Class C or Class Q shares rise so that they equal or exceed the payments received under the 12b-1 Plan for that Class, the waiver would be discontinued for the relevant Class.

     The Distributor acknowledges that: (1) it shall not be entitled to collect on or make a claim for waived fees at any time in the future; and (2) it shall not be entitled to collect on or make a claim for reimbursed expenses at any time in the future.

                                        ING Funds Distributor, LLC


                                        By: /s/ Todd Modic
                                            ------------------------------------
                                            Todd Modic
                                            Senior Vice President


Accepted:


By: /s/ Robert S. Naka
    ---------------------------------
    Robert S. Naka
    Executive Vice President
    ING Mayflower Trust

7337 E. Doubletree Ranch Rd.    Tel: 480-477-3000     ING Funds Distributor, LLC
Scottsdale, AZ 85258-2034       Fax: 480-477-2700
                                www.ingfunds.com